EXHIBIT 99.1

NEWS	NOBLE CORPORATION 13135 South Dairy Ashford, Suite 800 Sugar Land, TX 77478 Phone: 281-276-6100 Fax: 281-491-2092
NOBLE CORPORATION NAMES JULIE H. EDWARDS
TO BOARD OF DIRECTORS
     SUGAR LAND, Texas, February 7, 2006 — Noble Corporation today announced that Julie H. Edwards has joined the Board of Directors effective as of February 3, 2006. Ms. Edwards, age 47, is serving in the class of directors who will stand for re-election to a three-year term at the April 27, 2006 annual general meeting of members of the Corporation.
     Ms. Edwards has served as Senior Vice President and Chief Financial Officer of Southern Union Company since July 2005 and immediately prior to that served as Executive Vice President — Finance and Administration and Chief Financial Officer, as well as in other various financial roles, for Frontier Oil Corporation from 1991 to 2005. Southern Union Company is primarily engaged in the transportation and distribution of natural gas. None of Ms. Edwards’ prior employers is a parent, subsidiary or other affiliate of Noble Corporation. Ms. Edwards holds an MBA from The Wharton School of the University of Pennsylvania and a bachelor’s degree in geology and geophysics from Yale University. She also serves as a director of the NATCO Group, Inc.
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s premium fleet of 62 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 43 jackups and three submersibles. The fleet count includes two new F&G JU-2000E enhanced premium jackups, with scheduled delivery of the first unit in the third quarter of 2007 and the second unit in the first quarter of 2008. As previously announced, these units have been
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contracted. Approximately 80 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa, India, and the Mediterranean Sea. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.
     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
NC-362
2/07/06
For additional information, contact:
Bruce W. Busmire, Senior Vice President and Chief Financial Officer
Noble Corporation, 281-276-6100